Exhibit 99.1

FIRST KEYSTONE ANNOUNCES 2012 EARNINGS

Berwick, Pennsylvania – JANUARY 30, 2013 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported record net income of $10,170,000 or $1.86 per share for the year ending December 31, 2012, as compared to $9,907,000 or $1.82 per share in 2011. Net income was up by $263,000 or 2.7% for the year ended December 31, 2012.

Earnings for 2012 continued to be impacted by an improving net interest margin. Net interest income before the provision for loan losses was $28.42 million in 2012 versus $27.62 million in 2011, an 2.9% increase. Interest on loans and investments declined by 5.7%, while interest on deposits and borrowed funds declined by $2.9 million, or 30.7%.

The Bank made a $1.60 million addition to its loan loss reserve, down from $1.90 million last year, a 15.8% reduction. Management believes that, at its current level, 1.33% of loans, the allowance for loan losses is adequate to meet future credit issues in the loan portfolio.

Non-interest income increased 33.9%, or $1,502,000 due to increases in gains on the sale of loans and gains on the sale of investment securities. Service charges and fees declined slightly. On the non-interest expense side, salaries and wages rose due to staff additions and rising health insurance costs, while FDIC insurance premiums fell. During the second quarter, the Bank recorded gains on investment securities and used the cash generated to prepay long term borrowings from the Federal Home Loan Bank to improve net interest income. Overall, non-interest expense rose by $2,687,000 or 15.2%.

As of December 31, 2012, assets were relatively unchanged at $819,966,000. Deposits fell to $608,834,000. Net loans amounted to $427,124,000, a 4.1% increase, as of December 31, 2012.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank is an independently owned community bank since 1864 and presently operates offices in Columbia (5), Luzerne (6), Montour (1), and Monroe (4) counties. They will soon open (2) additional Luzerne County offices in Dallas and Shickshinny, Pennsylvania.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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